                                                    OMB APPROVAL
                                                 OMB Number:        3235-0145
                                                 Expires:    October 31, 1997
                                                 Estimated average burden
                                                 hours per response . . .14.90

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                             Superior Services, Inc.
                                (Name of Issuer)

                           Common Stock, .01 par value
                         (Title of Class of Securities)

                                    008683161
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         2    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /  /
                                                               (b) /  /
-------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership
-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares
                       ---------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares
                       --------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         3    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) / /
                                                     (b)/ /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares
                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares
                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 /  /

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 32 Pages

CUSIP NO.      008683161          13G            PAGE        4    OF    32
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) /  /
                                                        (b) /  /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares
                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                         -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 32 Pages

CUSIP NO.      008683161          13G            PAGE        5      OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /
                                                            (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares
                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares
                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                            / /

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         6    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) / /
                                                        (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 / /

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         7    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         8     OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /
                                                         (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /  /

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         9    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    / /

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 32 Pages

CUSIP NO.      008683161          13G            PAGE        10    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /
                                                            (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
       SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
        EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
        WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 10 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         11    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /
                                                            (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         12    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                            / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 32 Pages

CUSIP NO.      008683161          13G            PAGE         13    OF    32
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) / /
                                                          (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                            / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 32 Pages

CUSIP NO.      008683161          13G            PAGE        14    OF    32
                                                            -----       -----
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /
                                                               (b) / /

-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

-------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        0 shares

                        -------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       0 shares

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                0 shares

-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 / /
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0%

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 32 Pages

                                 Schedule 13G


Item 1(a).  Name of Issuer: Superior Services, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            10150 West National Ave., Suite 350, West Allis, WI 53227

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts and Walter G. Kortschak.

            Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans and Roberts is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number:    008683161

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [  ]   Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").


                              Page 15 of 32 Pages

            (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                       of the Act.

            (d) [  ]   Investment Company registered under Section 8 of
                       the Investment Company Act of 1940.

            (e) [  ]   Investment Adviser registered under Section 203
                       of the Investment Advisers Act of 1940.

            (f) [  ]   Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F) of the Act.

            (g) [  ]   Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G) of the Act.

            (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                       of the Act.

            None.

Item 4.     Ownership.

            Not Applicable:

Item 5.     Ownership of Five Percent or Less of a Class.

            [ X ] Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., and Stamps, Woodsum & Co. III (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1997, which is 5% or less of the Common Stock of Superior Services, Inc. based on the 23,809,421 shares of Common Stock reported to be outstanding as of November 5, 1997 in a Quarterly Report on Form 10-Q for Superior Services, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3(d)(1).

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.



                              Page 16 of 32 Pages

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 17 of 32 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February    10  , 1998
                 -------

SUMMIT VENTURES III, L.P.                             *
                                          -------------------------
                                          E. Roe Stamps, IV
By: Summit Partners III, L.P.

By: Stamps, Woodsum & Co. III                         *
                                          -------------------------
                                          Stephen G. Woodsum

    By:           *
         -------------------                          *
         E. Roe Stamps, IV                ------------------------
         General Partner                  Gregory M. Avis


SUMMIT INVESTORS II, L.P.                             *
                                          -------------------------
                                          Martin J. Mannion


By: /s/ John A. Genest                    /s/ John A. Genest
    ------------------                    -------------------------
    John A. Genest                        John A. Genest

SUMMIT PARTNERS III, L.P.                             *
                                          -------------------------
                                          Ernest K. Jacquet
By: Stamps, Woodsum & Co. III

                                                      *
    By:           *                       -------------------------
         ------------------               Bruce R. Evans
         E. Roe Stamps, IV
         General Partner
                                                      *
                                          -------------------------
STAMPS, WOODSUM & CO. III                 Walter G. Kortschak


                                                       *
                                          -------------------------
By:               *                       Thomas S. Roberts
    ------------------------
    E. Roe Stamps, IV
    General Partner



                              Page 18 of 32 Pages

                                                       *By: John A. Genest
                                                            --------------
                                                            John A. Genest,
                                                            Attorney-in-Fact




* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.




                              Page 19 of 32 Pages

                                                 Exhibit 1

                                    AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Superior Services, Inc.

    This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    EXECUTED this   10   day of February, 1998.
                  -----

SUMMIT VENTURES III, L.P.                             *
                                          -------------------------
                                          E. Roe Stamps, IV
By: Summit Partners III, L.P.

By: Stamps, Woodsum & Co. III                         *
                                          -------------------------
                                          Stephen G. Woodsum

    By:           *
         -------------------                          *
         E. Roe Stamps, IV                ------------------------
         General Partner                  Gregory M. Avis


SUMMIT INVESTORS II, L.P.                             *
                                          -------------------------
                                          Martin J. Mannion


By: /s/ John A. Genest                    /s/ John A. Genest
    ------------------                    -------------------------
    John A. Genest                        John A. Genest

SUMMIT PARTNERS III, L.P.                             *
                                          -------------------------
                                          Ernest K. Jacquet
By: Stamps, Woodsum & Co. III

                                                      *
    By:           *                       -------------------------
         ------------------               Bruce R. Evans
         E. Roe Stamps, IV
         General Partner
                                                      *
                                          -------------------------


                              Page 20 of 32 Pages

STAMPS, WOODSUM & CO. III                 -------------------------
                                          Walter G. Kortschak


By:               *                                   *
     ------------------------             -------------------------
     E. Roe Stamps, IV                    Thomas S. Roberts
     General Partner

                                          By:  /s/ John A. Genest
                                               ------------------------
                                               John A. Genest,
                                               Attorney-in-Fact



* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 21 of 32 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




                              Page 22 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  E. Roe Stamps, IV
                                    -------------------------------------------
                                    E. Roe Stamps, IV

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------




                              Page 23 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Stephen G. Woodsum
                                    -------------------------------------------
                                    Stephen G. Woodsum

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 24 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Martin J. Mannion
                                    -------------------------------------------
                                    Martin J. Mannion

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 25 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  John A. Genest
                                    -------------------------------------------
                                    John A. Genest

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 26 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Gregory M. Avis
                                    -------------------------------------------
                                    Gregory M. Avis

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Katherine C. Ely
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  May 28, 2000
                                                            -------------------





                              Page 27 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Ernest K. Jacquet
                                    -------------------------------------------
                                    Ernest K. Jacquet

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Ernest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 28 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Thomas S. Roberts
                                    -------------------------------------------
                                    Thomas S. Roberts

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 29 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Bruce R. Evans
                                    -------------------------------------------
                                    Bruce R. Evans

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 30 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Walter G. Kortschak
                                    -------------------------------------------
                                    Walter G. Kortschak

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Katherine C. Ely
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  May 28, 2000
                                                            -------------------





                              Page 31 of 32 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Joseph F. Trustey
                                    -------------------------------------------
                                    Joseph F. Trustey

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                    -------------------------------------------
                                    Notary Public


                                    My Commission expires:  October 20, 2000
                                                            -------------------





                              Page 32 of 32 Pages